UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 20, 2010

AboveNet, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-23269	11-3168327
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

360 Hamilton Avenue
White Plains, New York	10601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (914) 421-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 23, 2010, AboveNet, Inc. (the “Company”) issued a press release announcing that its Board of Directors declared a special one-time cash dividend of $5.00 per share (the “Dividend”) on the Company’s common stock (the “Common Stock”).  The Dividend will be payable on December 27, 2010 to the stockholders of record at the close of business on December 6, 2010 (the “Record Date”).

There are currently outstanding vested options to purchase 106,898 shares of Common Stock (the "Vested Options") issued under the Company's 2003 Incentive Stock Option and Stock Unit Grant Plan (the "2003 Plan") or 2008 Equity Incentive Plan (the "2008 Plan") and 455,388 unvested restricted stock units (the "Unvested Restricted Stock Units") issued under the 2008 Plan.

Because the holders of the Vested Options and Unvested Restricted Stock Units did not hold the shares of Common Stock underlying their Vested Options and Unvested Restricted Stock Units on the Record Date, they do not participate in the Dividend with respect to such shares, however, on December 20, 2010, the Company’s Board of Directors authorized the grant of shares of Common Stock to the holders of the Vested Options and the grant of restricted stock units to the holders of the Unvested Restricted Stock Units in order to provide these holders with an amount of securities that approximates the amount of the Dividend (the Board excluded from this grant the restricted stock units for an employee who had announced his resignation from the Company prior to December 20, 2010).  These grants of shares of Common Stock and restricted stock units were made under the 2008 Plan.  The shares of Common Stock will be delivered to holders of Vested Options on December 27, 2010.  The restricted stock units granted to each holder of Unvested Restricted Stock Units will vest and the underlying shares are scheduled to be delivered on the same dates that the Unvested Restricted Stock Units held by such holder will vest and the shares underlying such Unvested Restricted Stock Units are scheduled to be delivered and are otherwise on the same terms as the holder’s Unvested Restricted Stock Units.

Each holder of Vested Options has been granted the number of shares of Common Stock equal to the number, rounded down to the nearest whole share, determined by multiplying (i) the number of shares of Common Stock underlying such option holder’s Vested Options, multiplied by (ii) $5.00, and then dividing the product by $56.17 (the average closing price on the New York Stock Exchange for the five trading days immediately prior to one trading day prior to approval of this grant by the Company’s Board of Directors).  Each holder of Unvested Restricted Stock Units has been granted additional restricted stock units equal to the number, rounded down to the nearest whole share, determined by multiplying (i) the number of shares of Common Stock underlying such unit holder’s Unvested Restricted Stock Units, multiplied by (ii) $5.00, and dividing the product by $56.17. The Company will incur compensation expense of approximately $550,000 in the quarter ending December 31, 2010, with respect to the shares granted to the holders of Vested Options. In addition, the Company will incur compensation expense of approximately $2,300,000 with respect to the restriced stock units granted to the holders of Unvested Restricted Stock Units over their related vesting periods through November 16, 2011.

Certain of the Vested Options and Unvested Restricted Stock Units are held by the Company’s named executive officers and directors.  The following table sets forth information with respect to the authorized grants of shares of Common Stock to the Company’s directors and restricted stock units to the Company’s named executive officers and directors.

Name	Position with the Company	Number of Shares Granted	Number of Restricted Stock Units Granted
Jeffrey A. Brodsky	Chairman of the Board of Directors	712	160
Michael Embler	Director	63	160
Richard Postma	Director	—	160
Richard Shorten, Jr.	Director	178	160
Stuart Subotnick	Director	712	160
William G. LaPerch	Director, President and Chief Executive Officer	—	7,832
Joseph P. Ciavarella	Senior Vice President and Chief Financial Officer	—	3,738
Robert Sokota	Senior Vice President, General Counsel and Secretary	—	3,738
John Jacquay	Senior Vice President, Sales and Marketing	—	3,738
Rajiv Datta	Senior Vice President, Chief Technology Officer	—	3,738
Douglas Jendras	Senior Vice President, Operations	—	3,738

Additionally, on December 20, 2010, the Company’s Board of Directors authorized, pursuant to the 2008 Plan, the grant of 3,000 restricted stock units to each of the non-employee Directors.  2,000 of these restricted stock units vest and the underlying shares are scheduled to be delivered on November 16, 2012 and 1,000 of these restricted stock units vest and the underlying shares are scheduled to be delivered on November 16, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABOVENET, INC.

Date: December 23, 2010	By:	/s/ Robert Sokota
Robert Sokota
Senior Vice President, General Counsel and Secretary